                                                    MPREMIER VUL NY
                                                Prospectus Filing  2005

                 Demonstration of how the annual investment returns of the sub-accounts were derived from the hypothetical gross rates of return, how charges against sub-account assets were deducted the from annual investment returns of the sub-accounts

                 Hypothetical Gross Annual Investment Return                         6.00%
                 less       Arithmetic Average of
                            Total Contractual Porfolio Expenses            -         0.87%
                 less       Guaranteed
                            Mortality and Expense Fee                      -         0.45%
                                                                                  ---------
                 Fund Crediting Rate (Net Annual Investment Rate)          =         4.68%

                                               MPREMIER VUL NY
                                           Prospectus Filing  2005

Male      Preferred     NonSmoker                    Level Death Benefit  (Type A)
Age:                 55                              CVAT
Basic Amt:      995,000                              Maximum Charges
SIA:              5,000                              Assume Annual Payment of 76330 for 7 years
                                                     Hypothetical Annual Return of 6% Gross, 4.68% Net
Policy --- Year 5
                            (0a)           (0b)          (1)          (2)          (3)        (4)        (5)          (6)        (7)           (8)           (9)              (10)           (11)          (12)             (13)                (14)
                             BOP           BOP                                     Per        Per       Montly                  Total                       Total              EOP                          EOP              EOP                EOP
                          Contract        Accum        Premium     Per Policy    Premium     $1,000      Cost       Monthly    Contract     Surrender        Cash          Basic + SIA     Corridor      Corridor           Death              Accum
  Month       YEAR          Fund          Prems          Paid        Loads        Loads       Load      Of Ins     Interest      Fund        Charges      Surr Value           DB           Factor          DB            Benefits           Prems Paid

    1           5          201,795       337,098        76,330          20      14,884        697        742          1,000     262,782            -        262,782        1,000,000          1.98        520,309         1,000,000           414,781
    2           5          262,782       414,781             -          20           -        697        742            998     262,322            -        262,322        1,000,000          1.98        519,397         1,000,000           416,139
    3           5          262,322       416,139             -          20           -        697        743            996     261,859            -        261,859        1,000,000          1.98        518,481         1,000,000           417,502
    4           5          261,859       417,502             -          20           -        697        743            994     261,394            -        261,394        1,000,000          1.98        517,560         1,000,000           418,868
    5           5          261,394       418,868             -          20           -        697        743            993     260,926            -        260,926        1,000,000          1.98        516,634         1,000,000           420,240
    6           5          260,926       420,240             -          20           -        697        744            991     260,457            -        260,457        1,000,000          1.98        515,704         1,000,000           421,615
    7           5          260,457       421,615             -          20           -        697        744            989     259,985            -        259,985        1,000,000          1.98        514,770         1,000,000           422,996
    8           5          259,985       422,996             -          20           -        697        745            987     259,511            -        259,511        1,000,000          1.98        513,831         1,000,000           424,380
    9           5          259,511       424,380             -          20           -        697        745            985     259,034            -        259,034        1,000,000          1.98        512,888         1,000,000           425,770
   10           5          259,034       425,770             -          20           -        697        746            984     258,556            -        258,556        1,000,000          1.98        511,940         1,000,000           427,164
   11           5          258,556       427,164             -          20           -        697        746            982     258,074            -        258,074        1,000,000          1.98        510,987         1,000,000           428,562
   12           5          258,074       428,562             -          20           -        697        747            980     257,591            -        257,591        1,000,000          1.98        510,030         1,000,000           429,965

( 0a)     BOP Contract Fund - Beginning of Period Contract Fund = Ending Contract Fund from the previous month

( 0b)     BOP Accum Prem - accumulated at 4% effective annual interest rate, with annual premiums paid at the beginning of the contract year

(1)      Premium paid  = 76330

(2)      Per Policy load = $20 per month.

(3)      Sales and Admin Load = 19.5% of premium paid

(4)      Per $1,000 load  -   $0.7 per month per 1,000 of insurance amount

(5)      Monthly Cost of Insurance - Based on 1980 CSO Age Last Birthday Male NonSmoker

(6)      Monthly Interest -   interest earned on the account value = (12) * [(1+i) ^ (1/12) -1 ] where i=4.68% is the crediting interest rate.

(7)      Total Contract Fund   -  End of Period contract fund =  (0) + (1) - (2) - (3) - (4) - (5) +(6)

(8)      Surrender Charges =  Surrender Charge premium * Surrender Charge percentage where surrender charge premium = $29084.6 and surrender charge percentage = 0% for the 5th policy year.

(9)      Total Cash Surr Value  = Cash Surrender Value corresponding to illustration year 5 = (7) - (8)

(10)      EOP Basic DB - End Of Period Death Benefit = face amount plus the contract fund or Accumulated Premiums , if applicable

(11)      Corridor factor  - cash value accumulation corridor factor for Male age 55 NonSmoker CVAT

(12)      EOP Corridor DB - End of Period Corridor Death Benefit = (11) * (7)

(13)      EOP Death Benefit - End of Period Death Benefit corresponding to illustration year 5 = max [ (10) , (12) ]

(14)      EOP Accum Prems Paid  - Premiums Paid accumulated at 4% interest, corresponding to illustration year 5